                                                                    EXHIBIT 2.1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                        among:


                            CADENCE DESIGN SYSTEMS, INC.,
                               a Delaware corporation;


                            HARBOR ACQUISITION SUB, INC.,
                             a Delaware corporation; and


                           HIGH LEVEL DESIGN SYSTEMS, INC.,
                                a Delaware corporation





                              -------------------------

                             Dated as of October 3, 1996

                              -------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.    DESCRIPTION OF TRANSACTION. . . . . . . . . . . . . . . . .     2
      1.1     Merger of Merger Sub into the Company . . . . . . . . . . .     2
      1.2     Effect of the Merger. . . . . . . . . . . . . . . . . . . .     2
      1.3     Closing; Effective Time . . . . . . . . . . . . . . . . . .     2
      1.4     Certificate of Incorporation and Bylaws; Directors and
              Officers. . . . . . . . . . . . . . . . . . . . . . . . . .     2
      1.5     Conversion of Shares. . . . . . . . . . . . . . . . . . . .     3
      1.6     Closing of the Company's Transfer Books . . . . . . . . . .     4
      1.7     Exchange of Certificates. . . . . . . . . . . . . . . . . .     4
      1.8     Appraisal Rights. . . . . . . . . . . . . . . . . . . . . .     5
      1.9     Tax Consequences. . . . . . . . . . . . . . . . . . . . . .     6
      1.10    Further Action. . . . . . . . . . . . . . . . . . . . . . .     6

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . .     7
      2.1     Due Organization; Subsidiary; Etc.. . . . . . . . . . . . .     7
      2.2     Certificate of Incorporation and Bylaws; Records. . . . . .     7
      2.3     Capitalization, Etc.. . . . . . . . . . . . . . . . . . . .     8
      2.4     VSE/BCSC Filings; Financial Statements. . . . . . . . . . .     9
      2.5     Absence of Changes. . . . . . . . . . . . . . . . . . . . .    10
      2.6     Title to Assets . . . . . . . . . . . . . . . . . . . . . .    12
      2.7     Receivables, Loans and Advances.. . . . . . . . . . . . . .    12
      2.8     Equipment; Leasehold. . . . . . . . . . . . . . . . . . . .    13
      2.9     Proprietary Assets. . . . . . . . . . . . . . . . . . . . .    13
      2.10    Contracts.. . . . . . . . . . . . . . . . . . . . . . . . .    15
      2.11    Liabilities.. . . . . . . . . . . . . . . . . . . . . . . .    16
      2.12    Compliance with Legal Requirements. . . . . . . . . . . . .    16
      2.13    Certain Business Practices. . . . . . . . . . . . . . . . .    16
      2.14    Governmental Authorizations.. . . . . . . . . . . . . . . .    16
      2.15    Tax Matters.. . . . . . . . . . . . . . . . . . . . . . . .    17
      2.16    Employee Benefit Plans. . . . . . . . . . . . . . . . . . .    18
      2.17    Environmental Matters.. . . . . . . . . . . . . . . . . . .    18
      2.18    Insurance.. . . . . . . . . . . . . . . . . . . . . . . . .    19
      2.19    Related Party Transactions. . . . . . . . . . . . . . . . .    19
      2.20    Legal Proceedings; Orders.. . . . . . . . . . . . . . . . .    19
      2.21    Authority; Inapplicability of Anti-takeover Statutes; Binding
              Nature of Agreement.. . . . . . . . . . . . . . . . . . . .    20
      2.22    DGCL Section 203. . . . . . . . . . . . . . . . . . . . . .    20
      2.23    Inapplicability of Hart-Scott-Rodino Act. . . . . . . . . .    20
      2.24    Vote Required . . . . . . . . . . . . . . . . . . . . . . .    20
      2.25    Non-Contravention; Consents . . . . . . . . . . . . . . . .    21
      2.26    Fairness Opinion. . . . . . . . . . . . . . . . . . . . . .    22
      2.27    Financial Advisor . . . . . . . . . . . . . . . . . . . . .    22

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                            PAGE

      2.28    Full Disclosure.. . . . . . . . . . . . . . . . . . . . . .    22

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB . .    23
      3.1     Organization, Standing and Power. . . . . . . . . . . . . .    23
      3.2     SEC Filings; Financial Statements.. . . . . . . . . . . . .    23
      3.3     Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .    24
      3.4     Absence of Certain Changes or Events. . . . . . . . . . . .    24
      3.5     Legal Proceedings.. . . . . . . . . . . . . . . . . . . . .    24
      3.6     Authority; Binding Nature of Agreement. . . . . . . . . . .    24
      3.7     Valid Issuance. . . . . . . . . . . . . . . . . . . . . . .    24

SECTION 4.    CERTAIN COVENANTS OF THE COMPANY. . . . . . . . . . . . . .    24
      4.1     Access and Investigation. . . . . . . . . . . . . . . . . .    24
      4.2     Operation of the Company's Business.. . . . . . . . . . . .    25
      4.3     No Solicitation.. . . . . . . . . . . . . . . . . . . . . .    28

SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES . . . . . . . . . . . .    28
      5.1     Registration Statement; Prospectus/Proxy Statement. . . . .    28
      5.2     Company Stockholders' Meeting.. . . . . . . . . . . . . . .    29
      5.3     Regulatory Approvals. . . . . . . . . . . . . . . . . . . .    30
      5.4     Stock Options.. . . . . . . . . . . . . . . . . . . . . . .    30
      5.5     Indemnification of Officers and Directors.. . . . . . . . .    31
      5.6     Additional Agreements.. . . . . . . . . . . . . . . . . . .    32
      5.7     Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .    33
      5.8     Affiliate Agreements. . . . . . . . . . . . . . . . . . . .    33
      5.9     Tax Matters.. . . . . . . . . . . . . . . . . . . . . . . .    33
      5.10    Resignation of Officers and Directors.. . . . . . . . . . .    33
      5.11    Employee Benefits.. . . . . . . . . . . . . . . . . . . . .    33
      5.12    FIRPTA Matters. . . . . . . . . . . . . . . . . . . . . . .    33

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB   34
      6.1     Accuracy of Representations.. . . . . . . . . . . . . . . .    34
      6.2     Performance of Covenants. . . . . . . . . . . . . . . . . .    34
      6.3     Effectiveness of Registration Statement . . . . . . . . . .    34
      6.4     Stockholder Approval. . . . . . . . . . . . . . . . . . . .    34
      6.5     Agreements and Documents. . . . . . . . . . . . . . . . . .    34
      6.6     Employees . . . . . . . . . . . . . . . . . . . . . . . . .    35
      6.7     No Material Adverse Change. . . . . . . . . . . . . . . . .    35
      6.8     No Restraints . . . . . . . . . . . . . . . . . . . . . . .    35

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                            PAGE

      6.9     No Governmental Litigation. . . . . . . . . . . . . . . . .    35

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. . . . .    35
      7.1     Accuracy of Representations . . . . . . . . . . . . . . . .    36
      7.2     Performance of Covenants. . . . . . . . . . . . . . . . . .    36
      7.3     Effectiveness of Registration Statement . . . . . . . . . .    36
      7.4     Documents . . . . . . . . . . . . . . . . . . . . . . . . .    36
      7.5     Listing . . . . . . . . . . . . . . . . . . . . . . . . . .    36
      7.6     No Restraints . . . . . . . . . . . . . . . . . . . . . . .    36
      7.7     No Material Adverse Change. . . . . . . . . . . . . . . . .    36

SECTION 8.    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .    37
      8.1     Termination . . . . . . . . . . . . . . . . . . . . . . . .    37
      8.2     Effect of Termination . . . . . . . . . . . . . . . . . . .    38
      8.3     Transactions and Expenses; Termination Fee. . . . . . . . .    38

SECTION 9.    MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . .    39
      9.1     Amendment . . . . . . . . . . . . . . . . . . . . . . . . .    39
      9.2     Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .    39
      9.3     No Survival of Representations and Warranties . . . . . . .    39
      9.4     Entire Agreement; Counterparts; Applicable Law. . . . . . .    39
      9.5     Disclosure Schedule . . . . . . . . . . . . . . . . . . . .    39
      9.6     Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . .    39
      9.7     Assignability . . . . . . . . . . . . . . . . . . . . . . .    40
      9.8     Notices . . . . . . . . . . . . . . . . . . . . . . . . . .    40
      9.9     Cooperation . . . . . . . . . . . . . . . . . . . . . . . .    42
      9.10    Certain Terms.. . . . . . . . . . . . . . . . . . . . . . .    42
      9.11    Titles. . . . . . . . . . . . . . . . . . . . . . . . . . .    42

                                       EXHIBITS


Exhibit A    -    Certain definitions

Exhibit B    -    Form of Certificate of Incorporation of Surviving Corporation

Exhibit C    -    Certain employees

Exhibit D    -    Certain additional employees

                                  AGREEMENT AND PLAN
                             OF MERGER AND REORGANIZATION



    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of October 3, 1996, by and among: CADENCE DESIGN SYSTEMS, INC., a Delaware corporation ("Parent"); HARBOR ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and HIGH LEVEL DESIGN SYSTEMS, INC., a Delaware corporation (the "Company").
Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                       RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

                                      AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:


SECTION 1.    DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7) shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 6.3,
6.4 and 7.5. Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

    1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

         (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

         (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

         (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

    1.5  CONVERSION OF SHARES.

         (a) Subject to Sections 1.5(d) and 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

              (i) any shares of Company Capital Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled;

              (ii) any shares of Company Capital Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled;

              (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Section 1.5(b), (A) each share of Company Common Stock then outstanding shall be converted into the right to receive twenty-two hundredths (0.22) of a share of Parent Common Stock, and (B) each share of Company Preferred Stock then outstanding shall be converted into the right to receive twenty-two hundredths (0.22) of a share of Parent Common Stock, in each case upon surrender of the certificate representing such share of Company Common Stock or Company Preferred Stock (as the case may be) in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.7); and

              (iv) each share of the common stock, par value $.001 per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

         (b) The fraction of a share of Parent Common Stock into which each outstanding share of Company Common Stock is to be converted pursuant to Section 1.5(a)(iii)(A) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Common Stock Exchange Ratio," and the fraction of a share of Parent Common Stock into which each outstanding share of Company Preferred Stock is to be converted pursuant to Section 1.5(a)(iii)(B) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Preferred Stock Exchange Ratio". If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock, Company Preferred Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Common Stock Exchange Ratio and/or the Preferred Stock Exchange Ratio shall be appropriately adjusted.

         (c) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

         (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NYSE on the date the Merger becomes effective.

    1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a "Company Stock Certificate") is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

    1.7  EXCHANGE OF CERTIFICATES.

         (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent
(i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

         (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.5(d), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

         (c) Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any former stockholders of the Company who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for payment of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

         (d) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

         (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8  APPRAISAL RIGHTS.

         (a) Notwithstanding anything to the contrary contained in this Agreement, Appraisal Shares (as defined in Section 1.8(c)) shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL and (if the Company is subject to Section 2115 of the California Corporations Code) such rights as may be granted to such holder in Chapter 13 of the California General Corporation Law. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under Section 262 of the DGCL and such holder's rights (if any) under Chapter 13 of the California General Corporation Law, then (i) any right of such holder to require the Company to purchase the Appraisal Shares for cash shall be extinguished and (ii) such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5(a) (and cash in lieu of any fractional share in accordance with Section 1.5(d)).

         (b) The Company (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder's shares of Company Capital Stock pursuant to the DGCL and of any other notice, demand or instrument delivered to the Company pursuant to the DGCL or the California General Corporation Law, and (ii) shall give Parent's Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer.

         (c) For purposes of this Agreement, "Appraisal Shares" shall refer to any shares of Company Capital Stock outstanding immediately prior to the Effective Time that (i) are held by stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL or (ii) are or may become "dissenting shares" within the meaning of Chapter 13 of the California General Corporation Law. Notwithstanding anything to the contrary contained in this Agreement, no holder of any shares of Company Capital Stock shall be entitled to exercise any rights under Chapter 13 of the California General Corporation Law unless the Company is subject to Section 2115 of the California Corporations Code.

    1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company (the "Company Disclosure Schedule"):

    2.1  DUE ORGANIZATION; SUBSIDIARY; ETC.

         (a) The Company owns no shares of capital stock of, or equity interest of any nature in, any Entity, other than High Level Design Systems Limited, a corporation organized under the laws of England (the "Subsidiary"). (The Company and the Subsidiary are referred to collectively in this Agreement as the "Acquired Corporations"). Neither of the Acquired Corporations has agreed or is obligated to make any future investment in or capital contribution to any Entity. Neither of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

         (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;(ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

         (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Acquired Corporations.

    2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. The Company has made available to Parent accurate and complete copies in all material respects of the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Corporations, the boards of directors of each of the Acquired Corporations and all committees of the boards of directors of each of the Acquired Corporations. There have been no formal meetings or other proceedings of the stockholders of either of the Acquired Corporations, the board of directors of either of the Acquired Corporations or any committee of the board of directors of either of the Acquired Corporations that are not fully reflected in such minutes or other records. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

    2.3  CAPITALIZATION, ETC.

         (a) The authorized capital stock of the Company consists of: (i) 35,000,000 shares of Company Common Stock, of which 11,333,956 shares (less 300,000 shares of Company Common Stock held in treasury) have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Company Preferred Stock, 800,000 of which have been designated "Series A Preferred Stock," of which 600,000 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a)(i) of the Company Disclosure Schedule sets forth a listing of the record stockholders of the Company as of the most recent practicable date and the number of shares of Company Capital Stock held by each such stockholder. Part 2.3(a)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire shares of Company Capital Stock, and, with respect to each such Contract, sets forth: (i) the effective date of such Contract; (ii) the number of shares of Company Capital Stock subject to such Contract; and (iii) the terms of each repurchase option contained in such Contract. Upon consummation of the Merger, the shares of Parent Common Stock issued in exchange for the shares of Company Capital Stock subject to a Contract that is, or is required to be, identified in Part 2.3(a)(ii) of the Company Disclosure Schedule will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract. The Company has delivered to Parent an accurate and complete copy of each Contract identified in
Part 2.3(a)(ii) of the Company Disclosure Schedule.

         (b) As of the date of this Agreement: (i) 2,929,107 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1993 Stock Option Plan; and (ii) 300,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1995 Special Nonstatutory Stock Option Plan. (Stock options granted by the Company pursuant to its stock option plans are referred to in this Agreement as "Company Options.") Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested as of September 18, 1996; and
(vii) the date on which such Company Option expires. No Company Option has ever been granted under the Company's Incentive Stock Option Plan, and the Company has received from each potential beneficiary under the Incentive Stock Option Plan a clarification confirming that the Company has not granted any option or other right to acquire any shares of Company Capital Stock under the

Incentive Stock Option Plan. The Incentive Stock Option Plan has been (or will be within ten days after the date of this Agreement) validly terminated and is, or within ten days after the date of this Agreement will be, no longer in effect. Neither the "1995 Director Option Plan" nor the "1995 Employee Qualified Stock Purchase Plan" referred to in the footnotes to the Company's audited financial statements as of and for the year ended December 31, 1995 ever became effective, and no option or right to purchase shares of Company Common Stock has ever been granted or issued pursuant to either of such plans. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options.

         (c) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule there is no:(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company (except for the 600,000 shares of Company Preferred Stock outstanding as of the date of this Agreement, which are convertible into 600,000 shares of Company Common Stock);(iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

         (d) All outstanding shares of Company Capital Stock, all outstanding Company Options, and all outstanding shares of capital stock of the Subsidiary have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

         (e) All of the outstanding shares of capital stock of the Subsidiary are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

    2.4  VSE/BCSC FILINGS; FINANCIAL STATEMENTS.

         (a) The Company has delivered to Parent a complete and accurate copy of each report, schedule, registration statement, information circular, definitive proxy statement or similar document filed by the Company with the BCSC or the VSE on or after January 1, 1993 (the "Company Reports"), which are all the forms, reports and documents required to be filed by the Company with the BCSC or the VSE since January 1, 1993. The Company Reports (i) complied in all material respects with the requirements of applicable Canadian securities laws and regulations and applicable regulations of the BCSC and the VSE at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

              (i) the audited consolidated balance sheets of the Company as of December 31, 1995 and 1994, and the related audited consolidated income statements, statements of stockholders' equity and statements of cash flows of the Company for the years ended December 31, 1995, 1994 and 1993, together with the notes thereto and the unqualified report and opinion of Arthur Andersen LLP relating thereto; and

              (ii) the unaudited consolidated balance sheet of the Company as of June 30, 1996 (the "Unaudited Interim Balance Sheet"), and the related unaudited consolidated income statement and statement of cash flows of the Company for the six months then ended.

         (c) The Company Financial Statements present fairly the consolidated financial position of the Acquired Corporations as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Corporations for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(b)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

    2.5  ABSENCE OF CHANGES.  Between June 30, 1996 and the date of this
Agreement:

         (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of either of the Acquired Corporations, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

         (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of either of the Acquired Corporations (whether or not covered by insurance);

         (c) neither of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except pursuant to rights of repurchase of any such shares under any employee or consultant stock plan or arrangement applicable to either of the Acquired Corporations);

         (d) neither of the Acquired Corporations has sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options granted under the Company's 1993 Stock Option Plan consistent with past practices), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

         (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

         (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of either of the Acquired Corporations, and neither of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or received any Acquisition Proposal;

         (g) neither of the Acquired Corporations has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

         (h) neither of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since June 30, 1996, exceeds $100,000 in the aggregate;

         (i) except as disclosed in Part 2.10 of the Company Disclosure Schedule, neither of the Acquired Corporations has (i) entered into or permitted any of the material assets owned or used by it to become bound by any Material Contract, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

         (j) neither of the Acquired Corporations has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

         (k) neither of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

         (l) neither of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its material assets to become subject to any

    Encumbrance, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations;

         (m) neither of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

         (n) neither of the Acquired Corporations has (i) established or adopted any Plan, (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to or for the benefit of any of its directors, officers or employees in excess of $5,000 in any single case or $25,000 in the aggregate, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors or officers or employees;

         (o) neither of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any respect;

         (p) neither of the Acquired Corporations has made any material Tax election;

         (q) neither of the Acquired Corporations has commenced any Legal Proceeding or settled any Legal Proceeding involving payments in excess of $10,000 or involving any material asset of either of the Acquired Corporations;

         (r) neither of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

         (s) neither of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

    2.6 TITLE TO ASSETS. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them and which are material to either of the Acquired Corporations or to the conduct of their business, including: (i) all assets owned by either of the Acquired Corporations and reflected on the Unaudited Interim Balance Sheet; and (ii) all assets referred to in Parts 2.7(b), 2.8 and 2.9 of the Company Disclosure Schedule and all rights under the Contracts identified in Part 2.10 of the Company Disclosure Schedule. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations.

    2.7  RECEIVABLES, LOANS AND ADVANCES.

         (a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 1996 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $50,000 in the aggregate).

         (b) Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by, and note receivables and other receivables of, either of the Acquired Corporations, including loans and advances made by either of the Acquired Corporations to any employee, director, consultant or independent contractor of such Acquired Corporation, other than trade receivables in excess of $25,000 that have arisen in the ordinary course of business consistent with past practices or routine travel advances made to employees in the ordinary course of business.

    2.8 EQUIPMENT; LEASEHOLD. Part 2.8 of the Company Disclosure Schedule accurately identifies all material items of equipment leased by the Acquired Corporations. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Neither of the Acquired Corporations owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule.

    2.9  PROPRIETARY ASSETS.

         (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public), identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good, valid and marketable title to all of the Acquired Corporation Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, neither of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset. Without limiting the generality of the foregoing, no Person has any right or license to use, sell, manufacture or cause to be manufactured any product embodying any invention or discovery made, conceived or actually reduced to practice in connection with the performance of any Contract, except that the distributors of the Acquired Corporations have the non-exclusive right to sell products manufactured by the Acquired Corporations pursuant to their distribution agreements with the Acquired Corporations.

         (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by public disclosure). No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

         (c) To the best of the knowledge of the Company, all patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by either of the Acquired Corporations are valid and subsisting. To the best of the knowledge of the Company, none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by either of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, none of the products that are or have been designed, created, developed, assembled, manufactured or sold by either of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and neither of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

         (d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. Neither of the Acquired Corporations has (i) licensed any of the Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or
(ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

         (e) Except as set forth in Part 2.9(e) of the Company Disclosure Schedule, neither of the Acquired Corporations has (other than pursuant to license or escrow agreements identified in Part 2.10 of the Company Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any material Acquired Corporation Proprietary Asset. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any other Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any material Acquired Corporation Proprietary Asset. Part 2.9(e) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Acquired Corporation Proprietary Asset.

    2.10 CONTRACTS.

         (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a Material Contract.

         (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Company Disclosure Schedule, including all amendments thereto. Each Contract identified in Part
2.10 of the Company Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         (c)  Except as set forth in Part 2.10 of the Company Disclosure
Schedule:

              (i) neither of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, except where such violations, breaches or defaults, individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Acquired Corporations;

              (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a material default or exercise any material remedy under any Acquired Corporation Contract, (C) give any Person the right to a material rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract;

              (iii) since December 31, 1993, neither of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract; and

              (iv) neither of the Acquired Corporations has waived any of its material rights under any Material Contract.

         (d) No Person is renegotiating, or has a right pursuant to the terms of any Acquired Corporation Contract to renegotiate, any amount paid or payable to any Acquired Corporation under any Material Contract or any other material term or provision of any Material Contract.

    2.11 LIABILITIES. Neither of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (of the type required to be reflected in a balance sheet of the Acquired Corporations prepared in accordance with generally accepted accounting principles, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (b) liabilities that have been incurred by the Acquired Corporations since June 30, 1996 in the ordinary course of business and consistent with past practices.

    2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since December 31, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Acquired Corporations. Since December 31, 1993, except as disclosed in Part
2.15 of the Company Disclosure Schedule, neither of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.13 CERTAIN BUSINESS PRACTICES. Neither of the Acquired Corporations nor any director, officer, agent or employee of either of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    2.14 GOVERNMENTAL AUTHORIZATIONS. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since December 31, 1993 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since December 31, 1993, neither of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

    2.15 TAX MATTERS.

         (a) All Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

         (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 1996 through the Closing Date. As of December 31, 1995, the Company had a net operating loss carryforward for federal income tax purposes in the amount of $2,000,000.

         (c) No Acquired Corporation Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Acquired Corporation Return. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

         (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of either of the Acquired Corporations except liens for current Taxes not yet due and payable. Neither of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither of the Acquired Corporations has been, and neither of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

         (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of either of the Acquired Corporations that, considered individually or collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    2.16 EMPLOYEE BENEFIT PLANS

         (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Acquired Corporations (the "Plans"), the Acquired Corporations have made available to Parent an accurate and complete copy of, to the extent applicable, (i) such Plan, (ii) the most recent annual report (Form 5500) for such Plan, (iii) each trust agreement related to such Plan, (iv) the most recent summary plan description for such Plan, and (v) the most recent Internal Revenue Service (the "IRS") determination letter issued with respect to such Plan.

         (b) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Plan. Each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither of the Acquired Corporations has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Plan.

    2.17 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authori-
zations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that either of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by either of the Acquired Corporations with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by either of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or either of the Acquired Corporations is not in compliance with any
Environmental Law.   (For purposes of this Section 2.17: (i) "Environmental Law"
means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

    2.18 INSURANCE. The Company has delivered to Parent a copy of each material insurance policy and each material self insurance program relating to the business, assets or operations of either of the Acquired Corporations. Each such insurance policy is in full force and effect. Since December 31, 1993, neither of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending material claim (including any workers' compensation claim) under or based upon any insurance policy of either of the Acquired Corporations; and, to the best of the knowledge of the Company, no event has occurred and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

    2.19 RELATED PARTY TRANSACTIONS. No Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of either of the Acquired Corporations. No Related Party has any direct or indirect financial interest in, any material Contract, transaction or business dealing involving either of the Acquired Corporations. No Related Party is competing directly or indirectly with either of the Acquired Corporations. No Related Party has any claim or right against either of the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of an Acquired Corporation). (For purposes of this Section 2.19 each of the following shall be deemed to be a "Related Party": (i) each individual who is an officer or director of either of the Acquired Corporations; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than an Acquired Corporation) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

    2.20 LEGAL PROCEEDINGS; ORDERS.

         (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves either of the Acquired Corporations or any of the assets owned or used by either of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Without limiting the generality of the foregoing, to the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, cause or provide a basis for a director, officer or other Representative of either of the Acquired Corporations to seek indemnification from, or commence a Legal Proceeding against or involving, either of the Acquired Corporations.

         (b) There is no order, writ, injunction, judgment or decree to which either of the Acquired Corporations, or any of the assets owned or used by either of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or other employee of either of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of either of the Acquired Corporations.

    2.21 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE
OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement.
The board of directors of the Company (at a meeting duly called and held) has
(a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and has unanimously approved the Merger, (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contepplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.22 DGCL SECTION 203. As of the date hereof and at all times on or prior to the Effective Date, Section 203 of the DGCL is, and will be, inapplicable to the Merger and the other transactions contemplated by this Agreement.

    2.23 INAPPLICABILITY OF HART-SCOTT-RODINO ACT. No stockholder of the Company directly or indirectly beneficially owns or has the right to vote 50% or more of the outstanding voting securities of the Company, or, directly or indirectly, has the right (whether by Contract or otherwise) to elect 50% or more of the members of the Board of Directors of the Company. Accordingly, the Company is the "ultimate parent entity" of the Acquired Corporations for purposes of the HSR Act. The total assets (within the meaning of the HSR Act) of the Acquired Corporations are less than $10,000,000 in the aggregate, and accordingly no notification form or other document is required to be filed under the HSR Act with respect to the Merger or any of the other transactions contemplated by this Agreement.

    2.24 VOTE REQUIRED. The Required Vote (as hereinafter defined) is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class); PROVIDED, HOWEVER, that if the Company is subject to Section 2115 of the California Corporations Code, then "Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock.

    2.25 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

         (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of either of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of either of the Acquired Corporations;

         (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which either of the Acquired Corporations, or any of the assets owned or used by either of the Acquired Corporations, is subject;

         (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by either of the Acquired Corporations or that otherwise relates to the business of either of the Acquired Corporations or to any of the assets owned or used by either of the Acquired Corporations;

         (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract,
    (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract, except for any such violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect on the Acquired Corporations;

         (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by either of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired
    Corporations); or

         (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person (other than Parent or Merger
    Sub) of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Acquired Corporation Proprietary Asset, or the transfer of any material asset of either of the Acquired Corporations to any Person (other than Parent or Merger Sub).

Except as may be required by the DGCL, neither of the Acquired Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement. The Company does not know of any reason why any required Consent will not be obtained.

    2.26 FAIRNESS OPINION. The Company has received the written opinion of DMG Technology Group, financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the Company's stockholders in the Merger is fair to the stockholders of the Company from a financial point of view.

    2.27 FINANCIAL ADVISOR. Except for DMG Technology Group, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid and that may become payable to DMG Technology Group by the Company if the Merger is consummated will not exceed that amount disclosed in writing to Parent on or before the date of this Agreement.

    2.28 FULL DISCLOSURE.

         (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.7(j) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

         (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement filed as part of the S-4 Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of applicable Legal Requirements.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company that, except as set forth in the Parent SEC Documents (as defined in Section 3.2(a)):

    3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

    3.2  SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1996 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b)  The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    3.3 DISCLOSURE. None of the information to be supplied by Parent for inclusion in the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information to be supplied by Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    3.4  ABSENCE OF CERTAIN CHANGES OR EVENTS.   Between June 30, 1996 and the
date of this Agreement, there has not been: (i) any event that had a Material Adverse Effect on Parent; or (ii) any material change by Parent in its accounting methods, principles or practices, except as required by changes in generally accepted accounting principles.

    3.5 LEGAL PROCEEDINGS. There is no pending Legal Proceeding and (to the best of the knowledge of Parent) no Person has threatened to commence any Legal Proceeding that involves Parent or any of the assets owned or used by Parent and would have a Material Adverse Effect on Parent.

    3.6 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.7 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.


SECTION 4.    CERTAIN COVENANTS OF THE COMPANY

    4.1  ACCESS AND INVESTIGATION.     During the period from the date of this
Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives and the Subsidiary's Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

         (i) all material operating and financial reports prepared by the Company for its senior management, including copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated income statements, statements of changes in stockholders' equity and statements of cash flows;

         (ii) any written materials or communications sent by the Company to its stockholders; and

         (iii) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement.


    4.2  OPERATION OF THE COMPANY'S BUSINESS.

         (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with prudent business practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.18; (iv) the Company shall provide all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs which could result in, or could increase the likelihood of, a release from any escrow of any source code materials or other Proprietary Assets which have been deposited or are required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (v) the Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

         (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit the Subsidiary to:

         (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

         (ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may (1) issue up to 600,000 shares of Company Common Stock upon the valid conversion of shares of outstanding Company Preferred Stock, and (2) issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

         (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

         (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

         (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $100,000 in the aggregate);

         (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

         (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with prudent business practices), or waive or relinquish any material right;

         (ix) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with prudent business practices under its line of credit with Coast Commercial Bank);

         (x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment (except pursuant to existing plans or programs consistent with past practices) to, or increase by more than 5% the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

         (xi) hire any new employees, or engage any consultant or independent contractor for a period exceeding 30 days;

         (xii) change any of its methods of accounting or accounting practices in any respect;

         (xiii) make any material Tax election;

         (xiv) commence any Legal Proceeding, or enter into any settlement of any Legal Proceeding involving payments in excess of $10,000 or involving any material asset of either of the Acquired Corporations;

         (xv) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with prudent business practices; or

         (xvi) agree or commit to take any of the actions described in clauses "(i)" through "(xv)" of this Section 4.2(b).

Parent agrees that it will not unreasonably withhold its consent to any proposal by the Company to repurchase shares of Company Common Stock pursuant to rights of repurchase existing as of the date of this Agreement under any employee or consultant stock plan or arrangement.

         (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement, which inaccuracy or breach, considered together with all other such inaccuracies and breaches, would have a Material Adverse Effect on the Acquired Corporations;
(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement, that (together with all other such events, conditions, facts and circumstances) would have a Material Adverse Effect on the Acquired Corporations and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    4.3  NO SOLICITATION.

         (a) The Company shall not directly or indirectly, and shall instruct its Representatives and the Subsidiary's Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company or the Subsidiary to any Person in connection with or in response to an Acquisition Proposal, (iii) negotiate or engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or Contract contemplating or otherwise relating to any Acquisition Proposal; PROVIDED, HOWEVER, that this Section 4.3(a) shall not prohibit the Company or its Board of Directors from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to an unsolicited bona fide written Acquisition Proposal submitted by such Person if (1) the Board of Directors of the Company concludes in good faith, based upon the advice of its financial advisor, that such Acquisition Proposal could result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the Merger,
(2) the Board of Directors of the Company concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, and (3) prior to furnishing such nonpublic information to, or entering into discussions with, such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such Person on behalf of the Company.

         (b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal that is made or submitted by any Person during the Pre-Closing Period.

         (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Acquisition Proposal.


SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES

    5.1  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

         (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC the S-4 Registration Statement, together with the Prospectus/Proxy Statement and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of Parent and the Company shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to either of the Acquired Corporations or relating to Parent occurs, or if the Company or Parent discovers any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company or Parent (as the case may be) shall promptly inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to stockholders of the Company. Each of the Company and Parent shall (after consulting with the other) use all reasonable efforts to ensure that any applicable rules, regulations or requirements of the VSE or the BCSC relating to the S-4 Registration Statement or the Prospectus/Proxy Statement are complied with in all respects.

         (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be qualified under the securities law of every jurisdiction of the United States and Canada in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Merger.

    5.2  COMPANY STOCKHOLDERS' MEETING.

         (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Capital Stock (the "Company Stockholders' Meeting") to consider, act upon and vote upon the adoption of this Agreement and approval of the Merger. The Company Stockholders' Meeting will be held as promptly as practicable and (subject to all applicable laws and regulations) in any event within 45 days after the S-4 Registration Statement is declared effective by the SEC. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements (including any applicable regulations of the VSE). The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

         (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

         (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withdrawing, amending or modifying its recommendation in favor of the Merger if (i) the Company shall not have violated any of the restrictions set forth in Section 4.3, and (ii) the Board of Directors of the Company concludes in good faith, based upon the advice of its outside counsel, that the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

    5.3 REGULATORY APPROVALS. The Company and Parent shall use all reasonable efforts to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and to submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall
(i) give the other party prompt notice of the commencement of any material Legal Proceeding by or before any court or other Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding and
(iii) except as may be prohibited by any Governmental Body or by any Legal Requirement, permit the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document filed with or provided to any Governmental Body in connection with any such Legal Proceeding.

    5.4  STOCK OPTIONS.

         (a) As soon as practicable after the date of this Agreement, the Company shall (after consulting with Parent) make arrangements to cause each outstanding Company Option with a per share exercise price exceeding the Specified Price (as defined below) to be modified by reducing such exercise price to an amount equal to the Specified Price. The "Specified Price" shall be determined by multiplying the Common Stock Exchange Ratio by the closing price of a share of Parent Common Stock on the NYSE on the second trading day following the date of this Agreement. The Company shall not be permitted to implement such arrangements unless Parent shall have notified the Company in writing that all documentation to be used for the purpose of implementing such arrangements is satisfactory to Parent.

         (b) Subject to Section 5.4(c), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such

Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price (as adjusted as set forth in clause "(iii)" of this sentence), being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Common Stock Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. After the Effective Time, Parent will deliver to each holder of an outstanding Company Option a notice describing the assumption of such Company Option. It is the intention of the parties that Company Stock Options assumed by Parent qualify as incentive stock options as defined in Section 422 of the Code to the extent that they qualified as incentive stock options immediately prior to the Effective Time. Parent agrees to file with the SEC a Registration Statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the assumed Company Options no later than ten business days after the Closing Date.

         (c)  Notwithstanding anything to the contrary contained in this
Section 5.4, in lieu of assuming outstanding Company Options in accordance with
Section 5.4(b), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing reasonably equivalent replacement stock options in substitution therefor.

         (d) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

    5.5  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         (a) All rights to indemnification existing in favor of the present directors and officers of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation (as in effect on the date of this Agreement) and the Company's Bylaws (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation for a period of not less than six years from the Effective Time.

         (b) Commencing as of the Effective Time, for a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless each of the present directors and officers of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees, judgments, fines, losses, damages, liabilities and amounts paid in settlement) incurred by him in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a "Third Party Action"), to the extent such Third Party Action arises out of or pertains to any action or omission in his capacity as a director or officer of the Company arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such Third Party Action (whether commenced before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation and Parent,
(ii) after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay the reasonable fees and expenses of such counsel related to the defense of such Third Party Action, promptly after statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, cooperate in the defense of such Third Party Action; PROVIDED, HOWEVER, that neither Parent nor the Surviving Corporation will be liable for any settlement effected without the written consent of Parent and the Surviving Corporation (which consent will not be unreasonably withheld); and PROVIDED, FURTHER, that in the event any claim for indemnification is asserted or made hereunder by an Indemnified Party against Parent or the Surviving Corporation within such six-year period, all rights of such Indemnified Party to indemnification in respect of such claim will continue until the disposition of such claim. Parent and the Surviving Corporation shall be entitled to participate in (but not control) the defense of any such Third Party Action, and shall be entitled to receive full information with respect to any such Third Party Action. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any Third Party Action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.



    (c) This Section 5.5 is intended to benefit the Indemnified Parties commencing as of the Effective Time, and will be binding on the successors of Parent and the Surviving Corporation after the Effective Time.

    5.6  ADDITIONAL AGREEMENTS.

         (a) Subject to Section 5.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

         (b) Notwithstanding anything to the contrary contained in Section 5.6(a) or elsewhere in this Agreement, Parent shall not have any obligation under this Agreement to (i) dispose or cause any of its subsidiaries to dispose of any assets, (ii) discontinue offering any product or make any other change to its operations or proposed operations or to the operations or proposed operations of any of its subsidiaries or (iii) make any commitment (to any Governmental Body or otherwise) regarding its future operations, or the future operations of any of its subsidiaries, or the future operations of the Surviving Corporation or the Subsidiary (even though the disposition of such assets or the making of such change or commitment might facilitate the obtaining of a required Governmental Authorization or might otherwise facilitate the consummation of the Merger).

    5.7  DISCLOSURE.    Parent and the Company shall consult with each other
before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure or (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable law.

    5.8 AFFILIATE AGREEMENTS. The Company shall deliver to Parent, within ten days after the date of this Agreement, a letter from the Company identifying all Persons who may be "affiliates" of the Company as that term is used in Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each Person identified in such letter and each other Person who is or becomes an "affiliate" of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement, an Affiliate Agreement in a form reasonably satisfactory to Parent.

    5.9 TAX MATTERS. At or prior to the Closing, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Wilson, Sonsini, Goodrich & Rosati, P.C. appropriate tax representation letters (which will be used in connection with the legal opinions contemplated by Sections 6.5(b) and 7.4(b)).

    5.10 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent prior to the Closing the resignation of each officer and director of the Company.

    5.11 EMPLOYEE BENEFITS. Parent agrees that, immediately following the Effective Time, it will make available to each employee of the Company who continues as an employee of the Surviving Corporation or Parent, employee benefit plans and policies of Parent that are at least as favorable as the plans and policies of Parent in effect immediately prior to the Effective Time, and will provide each such employee with credit (for purposes of participation in Parent's employee benefit plans and policies) for service as an employee of the Company prior to the Effective Time.

    5.12 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.


SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect on the Acquired Corporations (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

    6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    6.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Vote.

    6.5 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following documents, each of which shall be in full force and effect:

         (a) a legal opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., dated as of the Closing Date, in a form reasonably satisfactory to Parent;

         (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.9);

         (c) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.6, 6.7, 6.8 and 6.9 have been duly satisfied; and

         (d) the written resignations of all officers and directors of the Company, effective as of the Effective Time.

    6.6  EMPLOYEES.

         (a) None of the individuals identified on Exhibit C shall have ceased to be employed by the Company, or shall have expressed a bona fide intention to terminate his employment with the Company or (provided that Parent has offered to employ such individual on terms substantially similar to, or at least as favorable on an overall basis as, the terms set forth in the employment letter executed by Parent and such individual) a bona fide intention to decline to accept employment with Parent.

         (b) Not more than one of the individuals identified on Exhibit D shall have ceased to be employed by the Company, or shall have expressed a bona fide intention to terminate his employment with the Company or (provided that Parent has offered to employ such individual on terms substantially similar to, or at least as favorable on an overall basis as, the terms set forth in the employment letter executed by Parent and such individual) a bona fide intention to decline to accept employment with Parent.

    6.7 NO MATERIAL ADVERSE CHANGE. Except for adverse changes that result directly from the public announcement of the Merger or from general economic conditions or conditions affecting the Company's industry generally, there shall have been no material adverse change in the Company's business since the date of this Agreement (it being understood that a downturn in the Company's financial performance shall not, in and of itself, constitute a "material adverse change" in the Company's business for purposes of this Section 6.7).

    6.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Canadian federal, state or provincial law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.9 NO GOVERNMENTAL LITIGATION. There shall not be pending any litigation or administrative action or proceeding in which a U.S. or Canadian federal, state or provincial Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.


SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" and other materiality qualifications contained in such representations and warranties shall be disregarded).

    7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    7.4 DOCUMENTS. The Company shall have received the following documents, each of which shall be in full force and effect:

         (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in a form reasonably satisfactory to the Company;

         (b) a legal opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Wilson, Sonsini, Goodrich & Rosati, P.C. may rely upon the tax representation letters referred to in Section 5.9); and

         (c) a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6 and 7.7 have been duly satisfied.

    7.5 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

    7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Canadian federal, state or provincial law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

    7.7  NO MATERIAL ADVERSE CHANGE.   Except for adverse changes that result
directly from the public announcement of the Merger or from general economic conditions or conditions affecting Parent's industry generally, there shall have been no material adverse change in Parent's business since the date of this Agreement (it being understood that a decline in Parent's stock price shall not, in and of itself, constitute a "material adverse change" in Parent's business for purposes of this Section 7.7).


SECTION 8.    TERMINATION

    8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

         (a)  by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company if the Merger shall not have been consummated by April 30, 1997 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

         (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

         (d) by Parent upon the occurrence of a Material Adverse Effect on the Acquired Corporations;

         (e) by the Company upon the occurrence of a Material Adverse Effect on Parent;

         (f) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been adopted and approved at such meeting by the Required Vote;

         (g) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Vote) if a Triggering Event shall have occurred;

         (h) by Parent, following a breach of any representation, warranty or covenant of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the condition set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, PROVIDED, that if such breach or the inaccuracy in such representation or warranty is curable by the Company through the exercise of reasonable efforts within 45 days after the time of such breach or the time such representation or warranty shall have become inaccurate, then Parent may not terminate this Agreement under this Section 8.1(h) during such 45-day period provided the Company continues to exercise such reasonable efforts; or

         (i) by the Company, following a breach of any representation, warranty or covenant of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the condition set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, PROVIDED that if such breach or the inaccuracy in such representation or warranty is curable by Parent through the exercise of reasonable efforts within 45 days after the time of such breach or the time such representation or warranty shall have become inaccurate, then the Company may not terminate this Agreement under this Section 8.1(i) during such 45-day period provided Parent continues to exercise such reasonable efforts.

    8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful and knowing breach of this Agreement.

    8.3  TRANSACTIONS AND EXPENSES; TERMINATION FEE.

         (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the printing and filing of the S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto.

         (b) The Company shall pay to Parent, in immediately available funds, a nonrefundable fee in the amount of $2,500,000 (the "Termination Amount") if either: (i) an Acquisition Proposal is publicly announced (and not publicly withdrawn) prior to the Company Stockholders' Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f); or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(g). If payable, the Termination Amount shall be paid by the Company to Parent within five business days after the termination of this Agreement. For purposes of this Section 8.3(b), an Acquisition Proposal shall be deemed to have been "publicly withdrawn" only if: (1) acting in good faith, the Person who made such Acquisition Proposal publicly announces the withdrawal of such Acquisition Proposal and (2) it is not reasonably expected that such Acquisition Proposal will be resubmitted or that such Person will make, submit or announce any other Acquisition Proposal.


SECTION 9.    MISCELLANEOUS PROVISIONS

    9.1 AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time before or after approval of this Agreement by the stockholders of the Company; PROVIDED, HOWEVER, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.2  WAIVER.

         (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) Subject to Section 8.2, no party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

    9.4 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements referred to herein and the letter agreement dated as of September 12, 1996 between Parent and the Company constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within Delaware.

    9.5 DISCLOSURE SCHEDULE. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in
Section 2, and not any other representation or warranty.

    9.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    9.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment by the Company of this Agreement or any of such rights without such consent shall be void and of no effect. Except as set forth in Section 5.5 with respect to directors and officers of the Company and as otherwise provided in this Agreement, nothing in this Agreement is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    9.8 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To Parent:

         Cadence Design Systems, Inc.
         2655 Seely Avenue
         San Jose, CA 95134
         Attention: General Counsel
         Telephone: (408) 944-7748
         Fax: (408) 944-0215

    with a copy to:

         Cooley Godward LLP
         Five Palo Alto Square
         3000 El Camino Real
         Palo Alto, CA 94306
         Attention:  Alan C. Mendelson
         Telephone:  (415) 843-5000
         Fax:  (415) 857-0663

    To Merger Sub:

         Harbor Acquisition Sub, Inc.
         c/o Cadence Design Systems, Inc.
         2655 Seely Avenue
         San Jose, CA 95134
         Attention: General Counsel
         Telephone: (408) 944-7748
         Fax: (408) 944-0215

    with a copy to:

         Cooley Godward LLP
         Five Palo Alto Square
         3000 El Camino Real
         Palo Alto, CA 94306
         Attention:  Alan C. Mendelson
         Telephone:  (415) 843-5000
         Fax:  (415) 857-0663

    To the Company:

         High Level Design Systems, Inc.
         3945 Freedom Circle
         Fourth Floor
         Santa Clara, CA 95054
         Attention: J. George Janac
         Telephone: (408) 748-3464
         Fax: (408) 748-3499

    with a copy to:

         Wilson, Sonsini, Goodrich & Rosati, P.C.
         650 Page Mill Road
         Palo Alto, CA  94306
         Attention:  Douglas H. Collom
         Telephone:  (415) 493-9300
         Fax:  (415) 493-6811


All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

    9.9  COOPERATION.   Each of the Company and Parent agrees to cooperate
fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    9.10 CERTAIN TERMS. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    9.11 TITLES.   The titles and captions of the Sections of this Agreement
are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

    9.12 SECTIONS AND EXHIBITS. Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                  CADENCE DESIGN SYSTEMS, INC.



                                  BY: /s/ H. Raymond Bingham
                                      ------------------------------------------
                                      H. Raymond Bingham,
                                      Executive Vice President and
                                        Chief Financial Officer

                                  HARBOR ACQUISITION SUB, INC.


                                  By: /s/ H. Raymond Bingham
                                      ------------------------------------------
                                      H. Raymond Bingham,
                                      Executive Vice President and
                                        Chief Financial Officer


                                  HIGH LEVEL DESIGN SYSTEMS, INC.



                                  By: /s/ Robert P. Wiederhold
                                      ------------------------------------------
                                      Robert P. Wiederhold,
                                      Executive Vice President and
                                        Chief Operating Officer

                                      EXHIBIT A

                                 CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which either of the Acquired Corporations is a party; (b) by which either of the Acquired Corporations or any asset of either of the Acquired Corporations is or may become bound or under which either of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which either of the Acquired Corporations has or may acquire any right or interest.

    ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to either of the Acquired Corporations or otherwise used by either of the Acquired Corporations.

    ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) regarding: (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company or any subsidiary of the Company; (ii) any sale, lease, exchange, transfer, license or disposition of a substantial portion of the assets of the Company or any subsidiary of the Company in any one transaction or in a series of related transactions (other than sales of products in the ordinary course of business); or (iii) any acquisition (by tender offer or otherwise), in any one transaction or in a series of related transactions, of record or beneficial ownership of more than 30% of the outstanding securities of any class of voting securities of the Company or any subsidiary of the Company.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    BCSC.  "BCSC" shall mean the British Columbia Securities Commission.

    COMPANY CAPITAL STOCK. "Company Capital Stock" shall mean Company Common Stock and Company Preferred Stock.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

    COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the Preferred Stock, $.001 par value per share, of the Company.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal). The VSE shall be deemed to be a "Governmental Body" for purposes of this Agreement.

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter (or group of matters) will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (or group of matters) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole; PROVIDED, HOWEVER, that (i) any event, violation, inaccuracy, circumstance or other matter occurring after the date of the Agreement that results directly from the public announcement of the Merger or from general economic conditions or conditions affecting the Company's industry generally shall not, in and of itself, constitute a "Material Adverse Effect" on the Acquired Corporations, and (ii) a downturn in the Company's financial performance following the date of the Agreement shall not, in and of itself, constitute a "Material Adverse Effect" on the Acquired Corporations (it being understood that a downturn in the Company's financial performance resulting from circumstances that would otherwise cause any representation or warranty of the Company to be inaccurate may nevertheless constitute a "Material Adverse Effect" on the Acquired Corporations). An event, violation, inaccuracy, circumstance or other matter (or group of matters) will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (or group of matters) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that (1) any event, violation, inaccuracy, circumstance or other matter occurring after the date of the Agreement that results directly from the public announcement of the Merger or from general economic conditions or conditions affecting the Company's industry generally shall not, in an of itself, constitute a "Material Adverse Effect" on Parent and
(2) a decline in Parent's stock price at any time after the date of the Agreement shall not, in and of itself, constitute a "Material Adverse Effect" on Parent.

    MATERIAL CONTRACT. "Material Contract" shall mean any Acquired Corporation Contract that is or would be material to either of the Acquired Corporations, to the business, condition, capitalization or operations of either of the Acquired Corporations or to any of the transactions contemplated by the Agreement.

    NYSE.  "NYSE" shall mean the New York Stock Exchange.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent. Unless the context otherwise requires, all references in the Agreement to Parent Common Stock shall be deemed to refer also to the associated rights under Parent's Rights Agreement dated as of February 9, 1996 between Parent and Harris Trust and Savings Bank.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    TRIGGERING EVENT. A "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the Merger or approval or adoption of this Agreement following the making, submission or announcement of an Acquisition Proposal; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger;
(iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or Contract relating to any Acquisition Proposal; (v) the Company shall have willfully failed to hold the Company Stockholders' Meeting as promptly as practicable after the S-4 Registration Statement is declared effective; or (vi) a tender or exchange offer constituting an Acquisition Proposal relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

    VSE.  "VSE" shall mean the Vancouver Stock Exchange.